EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 9, 2005 with respect to (a) the consolidated financial statements of CancerVax Corporation, and (b) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CancerVax Corporation, included in the Proxy Statement of CancerVax Corporation that is made a part of the Amendment No. 1 to Registration Statement (Form S-4) and Prospectus for the registration of up to 69,458,195 shares of its Common Stock.

/s/ Ernst & Young LLP

San Diego, California
March 29, 2006